Private & Confidential

Dated 10 April 2013

SECOND SUPPLEMENTAL AGREEMENT

relating to a

loan of (originally) US$40,000,000

to

ARTFUL SHIPHOLDING S.A.

and

LONGEVITY MARITIME LIMITED

provided by

DVB BANK SE

Contents

Clause		Page

1	Definitions	1

2	Agreement of the Bank	3

3	Amendments to the Existing Documents	3

4	Representations and warranties	8

5	Conditions	9

6	Relevant Parties’ Confirmation	10

7	Fees and expenses	10

8	Miscellaneous and notices	11

9	Applicable law	12

Schedule 1 Documents and evidence required as conditions precedent		14

Schedule 2 “Schedule 1 Form of Compliance Certificate		16

THIS SECOND SUPPLEMENTAL AGREEMENT is dated on 10 April 2013 and made BETWEEN:

(1)	ARTFUL SHIPHOLDINGS S.A., a corporation incorporated in the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Artful Borrower”);

(2)	LONGEVITY MARITIME LIMITED, a company incorporated in the Republic of Malta with its registered office at 18/2 South Street, Valetta, VLT 1102, Republic of Malta (the “Longevity Borrower”; and together with the Artful Borrower, the “Borrowers”);

(3)	GLOBUS MARITIME LIMITED, a corporation incorporated in the Republic of the Marshall Islands, with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Corporate Guarantor”);

(4)	GLOBUS SHIPMANAGEMENT CORP., a corporation incorporated in the Republic of the Marshall Islands, with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Manager”); and

(5)	DVB BANK SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting for the purposes of this Agreement through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (the “Bank”).

WHEREAS:

(A)	this Agreement reflects the terms of an agreement reached between the Bank and the Borrowers during December 2012;

(B)	this Agreement is supplemental to:

(a)	a facility agreement dated 20 June 2011 (the “Original Agreement”) made between (1) the Borrowers as joint and several borrowers and (2) the Bank as lender, as amended and supplemented by a supplemental letter dated 16 November 2011 (the “Supplemental Letter”) and a supplemental agreement dated 1 March 2012 (the “First Supplemental Agreement”; and together with the Original Agreement and the Supplemental Letter, the “Principal Agreement”) whereby the Bank agreed (inter alia) to make available to the Borrowers, upon the terms and conditions therein contained, a loan of up to $40,000,000; and

(b)	a corporate guarantee dated 20 June 2011 executed by the Corporate Guarantor in favour of the Bank as amended and supplemented by the First Supplemental Agreement (together the “Principal Corporate Guarantee”); and

(C)	this Agreement sets out the terms and conditions upon which the Bank shall, at the request of the Borrowers and the Corporate Guarantor, provide its consent to certain amendments to the terms and conditions applicable to the Principal Agreement and/or the Principal Corporate Guarantee.

NOW IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement or the Principal Corporate Guarantee shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

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1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Artful Mortgage Amendment” means an amendment to the Artful Mortgage executed or (as the context may require) to be executed between the Artful Borrower and the Bank under the Second Supplemental Agreement in such form as the Bank may require;

“Corporate Guarantee” means the Principal Corporate Guarantee as amended and supplemented by this Agreement;

“Effective Date” means the date, no later than 1 9 April 2013, on which the Bank has received the documents and evidence specified in clause 5 and schedule 1 in a form and substance satisfactory to it;

“Existing Documents” means, together, the Principal Agreement and the Principal Corporate Guarantee and “Existing Document” means either of them;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Loan Agreement” means the Principal Agreement as amended and supplemented by thisAgreement;

“Relevant Documents” means this Agreement, the Artful Mortgage Amendment and any other document executed by a Relevant Party in connection with this Agreement; and

“Relevant Parties” means, together, the Borrowers, the Manager and the Corporate Guarantor and “Relevant Party” means each one of them.

1.3	Existing Documents

References in:

(i)	the Principal Agreement to “this Agreement”; and

(ii)	the Principal Corporate Guarantee to “this Guarantee”,

shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement and the Principal Corporate Guarantee, respectively, as amended by this Agreement and words such as “herein”, “hereof’, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Principal Agreement and/or the Principal Corporate Guarantee shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

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1.5	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.5.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement includes its schedules;

1.5.2	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.5.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.5.4	words importing the plural shall include the singular and vice versa;

1.5.5	references to a time of day are to London time;

1.5.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.5.7	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.5.8	references to any enactment shall be deemed to include references to such enactment as reenacted, amended or extended.

2	Agreement of the Bank

2.1	The Bank, relying upon the representations and warranties on the part of the Relevant Parties contained in clause 4 and subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before 19 April 2013 of the conditions contained in clause 5 and schedule 1, agrees to the amendments to the Existing Documents on the terms set out in clause 3.

3	Amendments to the Existing Documents

3.1	Amendments to the Principal Agreement

The Principal Agreement shall, with effect on and from the Effective Date, be (and is hereby) amended in accordance with the following provisions (and the Principal Agreement (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended):

3.1.1	by deleting in clause 1.2 of the Principal Agreement the definitions of “Artful Mortgage”, “LlBOR” and “Security Requirement” and by inserting in their respective places the following new definitions of “Artful Mortgage”, “LlBOR” and “Security Requirement”:

““Artful Mortgage” means the first preferred Marshall Islands mortgage of the Artful Ship dated 22 June 2011 executed by the Artful Borrower in favour of the Bank, as amended by the Artful Mortgage Amendment;

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“LIBOR” means, in relation to any amount and for any period, the offered rate (if any) for deposits of Dollars for such amount and for such period which is:

(a)	the rate for such period as displayed on Reuters page LlBOR01 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page LlBOR01 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms) applicable at the relevant time) at or about 11 :00 a.m. on the Quotation Date for such period; or

(b)	if on such date no such rate is displayed on the Reuters screen or the Reuters screen is not operating at the relevant time, the rate quoted by the Bank as the Bank’s offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Market at or about 11:00 a.m. on the Quotation Date for such period (or, if the Bank shall have made a determination pursuant to clause 3.6, such later time (not being later than 1:00 p.m. on the first day of such period) as the Bank may determine), provided however that if the rate determined pursuant to paragraph (a) or paragraph (b) above is lower than zero (0), then LlBOR shall be zero (0);

“Security Requirement” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers) which is at any relevant time:

(a)	during the period commencing on the day of this Agreement and ending on 30 December 2012, one hundred and twenty per cent (120%) of the Loan minus any amount standing to the credit of the Operating Accounts or, as the case may be, Minimum Liquidity Accounts up to $1,000,000 in aggregate at that time; and

(b)	during the period commencing on 31 December 2012 and ending on 31 March 2014, one hundred and seven per cent (107%) of the Loan minus any amount standing to the credit of the Minimum Liquidity Accounts up to $1,000,000 in aggregate at that time; and

(c)	after 31 March 2014, one hundred and thirty per cent (130%) of the Loan minus any amount standing to the credit of the Minimum Liquidity Accounts up to $1,000,000 in aggregate at that time;”;

3.1.2	by inserting in clause 1.2 of the Principal Agreement the following new definitions of “Agreed Expenses”, “Artful Mortgage Amendment”, “Calculation Period”, “Capital Expenditure”, “Debt Service”, “Excess Cash”, “Permitted Capital Expenditure”, “Revision Period” and “Second Supplemental Agreement” in the correct alphabetical order:

““Agreed Expenses” means, in relation to a Calculation Period and a Borrower and its Ship, the total voyage and operating expenses and costs (including, without limitation, maintenance cost, crew wages, insurance cost and management fees), administrative costs and dry-docking costs and the total cost of any intermediate or special survey, all incurred and paid by that Borrower for that Ship during such Calculation Period, all as shown in the then latest financial statements of that Borrower for such Calculation Period;

“Artful Mortgage Amendment” means an amendment to the Artful Mortgage executed or (as the context may require) to be executed between the Artful Borrower and the Bank under the Second Supplemental Agreement in such form as the Bank may require;

“Calculation Period” means each quarter of each financial year of the Corporate Guarantor falling wholly or partly after the Effective Date (as such term is defined in the Second Supplemental Agreement);

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“Capital Expenditure” means expenditure on the acquisition, construction, development or improvement of an asset which would be treated as capital expenditure in accordance with the Applicable Accounting Principles;

“Debt Service” means, in relation to a Calculation Period and a Borrower and its Ship, the amount in Dollars which is equal to amounts paid by the Borrowers during such Calculation Period on account of:

(a)	interest on the Advance relevant to such Ship; plus

(b)	repayment instalments of the Advance relevant to such Ship under clause 4.1 and all other sums payable by the Borrowers to the extent they relate to that Ship and that Borrower under this Agreement and the other Security Documents; plus

(c)	fees due from the Borrowers to the Bank pursuant to the terms of the Loan Agreement,

in each case as shown in the then latest financial statements of that Borrower for such Calculation Period;

“Excess Cash” means, in relation to a Calculation Period and a Borrower and its Ship, the amount in Dollars (calculated by the Bank in its sole discretion pursuant to clause 8.4) which is equal to:

(a)	the Earnings of such Ship during such Calculation Period, as shown in the then latest financial statements of that Borrower for such Calculation Period, minus

(b)	the Debt Service for such Borrower and its Ship for such Calculation Period, minus

(c)	the Agreed Expenses for such Borrower and its Ship for such Calculation Period;

“Permitted Capital Expenditure” means any Capital Expenditure:

(a)	which a Borrower is required to incur in respect of the Ships by any law or regulation; or

(b)	incurred in the ordinary course of business for the normal maintenance of a Ship; or

(c)	which following request by a Borrower the Bank agrees to designate as “Permitted Capital Expenditure” for the purposes of this Agreement;

“Revision Period” means the period commencing on 31 December 2012 and 31 March 2014;

“Second Supplemental Agreement” means the supplemental agreement dated 10 April 2013 made between the Borrowers, the Manager, the Corporate Guarantor and the Bank supplemental to this Agreement;”;

3.1.3	by inserting the words “or clause 8.4” after the words “clause 8.2.1 (a)” in the first line of clause 4.5.4 of the Principal Agreement;

3.1.3	by inserting the following new clause 8.3.17 immediately after clause 8.3.16 of the Principal Agreement:

“8.3.17	during the Revision Period incur any Capital Expenditure other than Permitted Capital Expenditure;”;

3.1.5	by inserting the words “(save for clause 8.3.17)” after the words “with the Bank that,” in the first line of clause 8.3 of the Principal Agreement;

3.1.6	by renumbering the existing clauses 8.3.17, 8.3.18 and 8.3.19 of the Principal Agreement to clauses 8.3.18, 8.3.19 and clause 8.3.20 respectively;

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3.1.7	by adding in the Principal Agreement the following new clause 8.4:

“8.4	Excess Cash recapture

8.4.1	During the period commencing on the day of the Effective Date (as such term is defined in the Second Supplemental Agreement) and ending on the last day of the Security Period, the Bank shall, in relation to each Calculation Period and each Borrower, calculate the amount of the Excess Cash of the relevant Borrower and its Ship for such Calculation Period upon receipt of the unaudited financial statements of that Borrower in relation to such Calculation Period.

8.4.2	If, and only if, (a) following a calculation the Bank determines the Excess Cash of a Borrower for a Calculation Period to be a positive figure and (b) the Bank determines that the Security Value is less than 130% of the Loan on the last day of such Calculation Period, then the Bank shall notify such Borrower accordingly and of the amount of such Excess Cash.

8.4.3	Following each such notification of Excess Cash in respect of a Calculation Period, the Borrowers shall prepay to the Bank such part of the Loan as is equal to that notified amount of Excess Cash.

8.4.4	Each prepayment under clause 8.4.3 shall be made no later than the first Interest Payment Date of either Advance falling immediately after such notification.

8.4.5	If at any time following the submission of the unaudited financial statements of a Borrower to the Bank under this Agreement in respect of a financial year, the Bank calculates the Excess Cash in respect of a Borrower and a Calculation Period falling during the Revision Period and finds such Excess Cash to be higher than the Excess Cash for that Borrower previously calculated for that same Calculation Period by reference to the quarterly unaudited financial statements of that Borrower, then the Bank may notify the Borrowers of the difference, and the Borrowers shall make a prepayment of the Loan relevant to that Ship equal to the difference. The prepayment shall be made on the next Interest Payment Date falling immediately after such notification.”; and

3.1.8	by deleting clause 8.1.5 of the Principal Agreement in its entirety and by inserting in its place the following new clause 8.1.5:

“8.1.5	Financial statements

prepare or cause to be prepared:

(a)	unaudited financial statements of each Borrower in accordance with the Applicable Accounting Principles consistently applied in respect of each quarter of each financial year of such Borrower (namely, each 3-month period ending on 31 March, 30 June, 30 September and 31 December of each calendar year), certified as to their accuracy by two (2) directors of the relevant Borrower;

(b)	unaudited financial statements of each Borrower in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year (namely, each 12-month period ending on 31 December of each calendar year), certified as to their accuracy by two (2) directors of the relevant Borrower;

(c)	consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year (namely, each 12-month period ending on 31 December of each calendar year) and cause the same to be reported on by the Group’s auditors; and

(d)	unaudited balance sheet and profit and loss accounts of the Group in accordance with the Applicable Accounting Principles consistently applied in

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respect of each quarter of each financial year (namely, each 3-month period ending on 31 March, 30 June, 30 September and 31 December of each calendar year), together with (A) details of all off-balance sheet and time-charter commitments of the relevant Borrower or, as the case may be, the Group and (B) a calculation of the amount of the Excess Cash of each Borrower and its Ship in relation to each Calculation Period falling in the relevant financial period and, in each case, deliver as many copies of the same as the Bank may reasonably require as soon as practicable but not later than :

(i)	in the case of audited financial statements of the Group, one hundred and eighty (180) days after the end of the financial year to which they relate;

(ii)	in the case of unaudited financial statements of the Group, ninety (90) days after the end of the financial period to which they relate; and

(iii)	in the case of unaudited financial statements of a Borrower, thirty (30) days after the end of the financial period to which they relate;”.

3.2	Amendments to the Principal Corporate Guarantee

The Principal Corporate Guarantee shall with effect on and from the Effective Date, be (and is hereby) amended (and the Principal Corporate Guarantee (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended):

3.2.1	by inserting in clause 1.2 of the Principal Corporate Guarantee the following new definition of “Revision Period” in the correct alphabetical order:

““Revision Period” means the period commencing on 31 December 2012 and ending on 31 March 2014 (both dates inclusive);”;

3.2.2	by deleting clause 5.2.6 of the Principal Corporate Guarantee in its entirety and by inserting in its place the following new clause 5.2.6:

“5 .2.6	Share capital and distribution

without prejudice to clause 5.3, declare or pay any dividends or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders Provided however that the Guarantor may:

(a)	at all times other than the Revision Period, declare or pay cash dividends to its shareholders if no Event of Default shall have occurred and is continuing at the time of declaration or payment of such dividends or would occur as a result of the declaration or payment of such dividends; and

(b)	at all times declare or pay cash dividends to its shareholders holding preference shares of an aggregate amount not exceeding $500,000 per financial year;”;

3.2.3	by deleting clause 5.3.1 of the Principal Corporate Guarantee in its entirety and by inserting in its place the following new clause 5.3.1:

“5.3.1	Minimum Liquidity

the aggregate amount of Cash held by the Group on a consolidated basis shall:

(a)	at all times during the Security Period (other than the Revision Period), be not less than the lower of (a) $’1 0,000,000 and (b) $1,000,000 per Fleet Vessel; and

(b)	at all times during the Revision Period, be not less than $5,000,000.”;

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3.2.4	by deleting clause 5.3.2 of the Principal Corporate Guarantee in its entirety and by inserting in its place the following new clause 5.3.2:

“5.3.2	Tangible Net Worth

the Tangible Net Worth shall:

(a)	at all times during the Security Period (other than the Revision Period) be not less than $50,000,000; and

(b)	at all times during the Revision Period, be not less than $20,000,000; and”;

3.2.5	by deleting clause 5.3.3 of the Principal Corporate Guarantee in its entirety and by inserting in its place the following new clause 5.3.3:

“5.3.3	Leverage

the ratio of the Market Value Adjusted Total Assets minus the Total Liabilities to the Market Value Adjusted Total Assets shall:

(a)	at all times during the Security Period (other than the Revision Period), be not less than 0.35:1.00; and

(b)	at all times during the Revision Period, be not less than 0.15:1.00.”; and

3.2.6	by replacing schedule 1 of the Principal Corporate Guarantee with schedule 2 attached hereto.

3.3	Continued force and effect

Save as amended by this Agreement, the provisions of each of the Existing Documents and the other Security Documents shall continue in full force and effect and each of the Existing Documents and this Agreement shall be read and construed as one instrument.

4	Representations and warranties

4.1	Primary representations and warranties

Each of the Relevant Parties represent and warrant to the Bank that:

4.1.1	Existing representations and warranties

the representatiohs and warranties set out in clause 7 of the Original Agreement, clause 4 of the First Supplemental Agreement, clause 4 of the Principal Corporate Guarantee and clause 4 of each Manager’s Undertaking were true and correct on the date of the relevant document and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date;

4.1.2	Corporate power

it has power to execute, deliver and perform its obligations under each Relevant Document to which it is or will become, a party; all necessary corporate, shareholder and other action has been taken by it to authorise the execution, delivery and performance of each Relevant Document to which it is or will become, a party;

4.1.3	Binding obligations

this Agreement and the other Relevant Documents to which it is, or will become, a party constitute its valid and legally binding obligations enforceable in accordance with its terms;

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4.1.4	No conflict with other obligations

the execution, delivery and performance of each Relevant Document to which it is, or will become, a party by such Relevant Party will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which such Relevant Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which such Relevant Party is subject or by which it or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of such Relevant Party or (iv) result in the creation or imposition of or oblige such Relevant Party to create any Encumbrance on any of its undertakings, assets, rights or revenues;

4.1.5	No filings required

save for the registration of the Artful Mortgage Amendment through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of each Relevant Document to which it is, or will become, a party that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to such Relevant Document and each Relevant Document to which it is, or will become, a party is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

4.1.6	Choice of law

the choice of English law to govern the Relevant Documents (other than the Artful Mortgage Amendment), the choice of Marshall Islands law to govern the Artful Mortgage Amendment and the submission by such Relevant Party to the non-exclusive jurisdiction of the English courts are valid and binding; and

4.1.7	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by such Relevant Party in connection with the execution, delivery, validity, enforceability or admissibility in evidence of each Relevant Document to which it is, or will become, a party or the performance by such Relevant Party of its obligations under each Relevant Document to which it is, or will become, a party has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2	Repetition of representations and warranties

Each of the representations and warranties contained in clause 4.1 of this Agreement and clause 7 of the Principal Agreement, clause 4 of the Principal Corporate Guarantee and clause 4 of each Manager’s Undertaking shall be deemed to be repeated by each Relevant Party (in respect of each document that each is a party to) on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5	Conditions

5.1	Documents and evidence

The agreement of the Bank referred to in clause 2 shall be subject to the receipt by the Bank or its duly authorised representative of the documents and evidence specified in schedule 1 in form and substance satisfactory to the Bank.

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5.2	General conditions precedent

The agreement of the Bank referred to in clause 2 shall be further subject to:

5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and

5.2.2	no Default having occurred and continuing at the time of the Effective Date.

5.3	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part with or without conditions.

6	Relevant Parties’ Confirmation

Each of the Relevant Parties acknowledges and agrees, for the avoidance of doubt, that:

6.1	each of the Security Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement and the Principal Corporate Guarantee by this Agreement; and

6.2	with effect from the Effective Date, references to “the Agreement” or “the Loan Agreement” or “the Corporate Guarantee” in any of the other Security Documents to which it is a party shall henceforth be references to the Principal Agreement and the Principal Corporate Guarantee as each is amended and/or supplemented by this Agreement and as from time to time hereafter amended and/or supplemented and shall also be deemed to include the obligations of the Borrowers hereunder.

7	Fees and expenses

7.1	Fees

The Borrowers agree, jointly and severally, to pay to the Bank, a fee of $16,140 on the date of this Agreement. Such fee shall be non-refundable.

7.2	Expenses

The Borrowers agree to pay to the Bank on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Bank:

7.2.1	in connection with the negotiation, preparation, execution and, where relevant, registration of the Relevant Documents and of any amendment or extension of, or the granting of any waiver or consent under, any of the Relevant Documents; and

7.2.2

in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under any of the Relevant Documents or otherwise in respect of the monies owing and obligations incurred under any of the Relevant Documents, together with interest at the rate referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgement).

7.3	Value Added Tax

All fees and expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.

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7.4	Stamp and other duties

The Borrowers agree to pay to the Bank on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with any of the Relevant Documents and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

8	Miscellaneous and notices

8.1	Notices

Every notice, request, demand or other communication under this Agreement shall:

8.1.1	be in writing, delivered personally or by first-class prepaid letter (airmail if available) or telefax or other means of telecommunication in permanent written form;

8.1.2	be deemed to have been received, in the case of a letter, when delivered personally or three (3) days after it has been put into the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or, if the time of despatch is after the close of business in the country of the addressee, it shall be deemed to have been received at the opening of business on the next such business day); and

8.1.3	be sent:

(a)	if to the Relevant Parties or any of them:

c/o Globus Shipmanagement Corp.

128 Vouliagmenis Avenue

166 74 Glyfada

Greece

Fax No:           +30 210 960 8352

Attention:       Mr George Karageorgiou

(b)	if to the Bank at:

For credit matters:

DVB Bank SE, Frankfurt

Platz der Republik 6

D-60325 Frankfurt am Main

Federal Republic of Germany

Fax No:          +49 69 9750 4526

Attention:       LAM Frankfurt

with a copy to:

DVB Bank SE

Representative Office Greece

95 Akti Miaouli

185 38 Piraeus

Greece

Fax No:      +30 210 455 7420

Attention :   Dry Bulk Group

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For Loan Administration Matters:

DVB Bank SE

Park House

6th Floor

16-18 Finsbury Circus

London EC2M 7EB

England

Fax No:        +44 207 256 4352

Attention:     LAM London

8.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

8.3	Relevant Parties’ obligations

Each of the Relevant Parties being party to this Agreement agrees and consents to be bound by this Agreement notwithstanding that any other Relevant Party which was intended to sign or be bound may not do so or be effectually bound and notwithstanding that this Agreement may be invalid or unenforceable against any of the other Relevant Parties whether or not the deficiency is known to the Bank. The Bank shall be at liberty to release any of the Relevant Parties from this Agreement and to compound with or otherwise vary the liability or to grant time and indulgence to make other arrangements with any of the Relevant Parties without prejudicing or affecting the rights and remedies of the Bank against the other Relevant Parties.

9	Applicable law

9.1	Law

This Agreement and any non-contractual obligations connected with it are governed by, and shall be construed in accordance with, English law.

9.2	Submission to jurisdiction

Each of the Relevant Parties agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement (including any legal action or proceedings arising out of or in connection with any non-contractual obligations connected with it) against any of its assets may be brought in the English courts. Each of the Relevant Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Messrs Saville & Co at present of One Carey Lane, EC2V 8AE, London, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against any of the Relevant Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in anyone or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. Each of the Relevant Parties further agrees that only the courts of England and not those of any other state shall have jurisdiction to determine any claim which any of the Relevant Parties may have against the Bank arising out of or in connection with this Agreement and/or any non-contractual obligations connected with it.

9.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

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IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed as a deed on the date first above written .

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Schedule 1

Documents and evidence required as conditions precedent

(referred to in clause 5.1)

1	Corporate authorisations

In relation to each of the Relevant Parties:

(a)	Constitutional documents

copies certified by an officer of each of the Relevant Parties, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or a secretary’s certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Bank pursuant to the Principal Agreement;

(b)	Resolutions

copies of resolutions of each of its board of directors and, if required following advice by the Bank’s counsel, its shareholders approving this Agreement and the other Relevant Documents and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party’s obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party as:

(1)	being true and correct;

(2)	being duly passed at meetings of the directors of such Relevant Party and, as the case may be, of the shareholders of such Relevant Party each duly convened and held;

(3)	not having been amended, modified or revoked; and

(4)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any party pursuant to such resolutions; and

(c)	Certificate of incumbency

a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date;

2	Consents

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by each of the Relevant Parties or any other party (other than the Bank) in connection with, the execution, delivery, and performance of this Agreement and the other Relevant Documents to which such Relevant Party is or is to be a party;

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3	Legal opinions

such legal opinions in relation to the laws of the Republic of Malta and the Republic of the Marshall Islands and any other legal opinions as the Bank shall in its absolute discretion require;

4	Prepayment

evidence that the amount of $1,000,000 has been prepaid in accordance with clause 8.2.1 (a) of the Principal Agreement;

5	Fees

evidence that any fees due from the Borrowers to the Bank pursuant to the terms of clause 7.1 have been paid in full;

6	Artful Mortgage Amendment registration

evidence that the Artful Mortgage Amendment has been registered against the Artful Ship through the relevant Registry under the laws and flag of the relevant Flag State;

7	Process agent

a letter from each Relevant Party’s agent for receipt of service of proceedings accepting its appointment under this Agreement as such Relevant Party’s process agent; and

8	Other matters

such other matters or favourable opinions as the Bank may require.

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Schedule 2

“Schedule 1

Form of Compliance Certificate

To:	DVB BANK SE

From:	GLOBUS MARITIME LIMITED
ARTFUL SHIPHOLDING S.A.
LONGEVITY MARITIME LIMITED

Dated: [•]

US$40,000,000 Loan - Loan Agreement dated [•] 2011 - Corporate Guarantee dated [e] 2011 (the “Corporate Guarantee”)

Terms defined in the Loan Agreement and the Corporate Guarantee shall have the same meaning when used herein.

We refer to clause 5.3 of the Corporate Guarantee and hereby certify that, as at [insert date of accounts] and on the date hereof:

1	Financial covenants

(a)	the Cash of the Group on a consolidated basis is $[—], calculated as shown in [Appendix A] versus the required amount of $[—];

(b)	the Tangible Net Worth is $[—], calculated as shown in [Appendix B] versus the required amount of $[—]; and

(c)	the ratio of Market Value Adjusted Total Assets minus Total Liabilities to Market Value Adjusted Total Assets is [—], calculated as shown in [Appendix C] versus the required minimum ratio of [—] [.][,]

[and we hereby confirm that the above comply with the provisions of clause 5.3 of the Corporate Guarantee.]

2	Minimum Liquidity

We further refer to clause 8.1.16 of the Loan Agreement and hereby certify that on the date hereof:

(a)	the amount standing to the credit of the Artful Operating Account is $[—], as evidenced by the bank statement of the Account Bank [shown in Appendix D], versus the required minimum amount of $500,000; and

(b)	the amount standing to the credit of the Longevity Operating Account is $[—], as evidenced by the bank statement of the Account Bank [shown in Appendix E], versus the required minimum amount of $500,000.

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3	Security Requirement

We further refer to clause 8.2.1 of the Loan Agreement and hereby certify that, as at [insert date of valuation] and on the date hereof:

(a)	the Security Value is in the amount of $[—], calculated as [shown in Appendix F]; and

(b)	the Loan is in the amount of $[—], calculated as [shown in Appendix G]; and

(c)	the Security Requirement ratio is [—]% versus the required ratio of [120%] [107%] [130%].

4	Default

[No Default has occurred and is continuing]

or

[The following Default has occurred and is continuing: [provide details of Default]. [The following steps are being taken to remedy it: [provide details of steps being taken to remedy Default]].

Signed:
[duly authorised signatory]
For and on behalf of:
GLOBUS MARITIME LIMITED

Signed:
[duly authorised signatory]
For and on behalf of:
ARTFUL SHIPHOLDING S.A.

Signed:
[duly authorised signatory]
For and on behalf of:
LONGEVITY MARITIME LIMITED”

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EXECUTED as a DEED	)
by Nikolaos Kalapotharakos	)
for and on behalf of	)	/s/ Nikolaos Kalapotharakos
ARTFUL SHIPHOLDING S.A.	)	Attorney-in-fact
in the presence of:	)

/s/ Evangelia Platsidaki
Witness
Name:	Evangelia Platsidaki
Address:	Norton Rose LLP – Athens
Occupation:	Solicitor

EXECUTED as a DEED	)
by Nikolaos Kalapotharakos	)
for and on behalf of	)	/s/ Nikolaos Kalapotharakos
LONGEVITY MARITIME LIMITED	)	Attorney-in-fact
in the presence of:	)

/s/ Evangelia Platsidaki
Witness
Name:	Evangelia Platsidaki
Address:	Norton Rose LLP – Athens
Occupation:	Solicitor

EXECUTED as a DEED	)
by Nikolaos Kalapotharakos	)
for and on behalf of	)	/s/ Nikolaos Kalapotharakos
GLOBUS MARITIME LIMITED	)	Attorney-in-fact
in the presence of:	)

/s/ Evangelia Platsidaki
Witness
Name:	Evangelia Platsidaki
Address:	Norton Rose LLP – Athens
Occupation:	Solicitor

EXECUTED as a DEED	)
by Nikolaos Kalapotharakos	)
for and on behalf of	)	/s/ Nikolaos Kalapotharakos
GLOBUS SHIPMANAGEMENT CORP.	)	Attorney-in-fact
in the presence of:	)

/s/ Evangelia Platsidaki
Witness
Name:	Evangelia Platsidaki
Address:	Norton Rose LLP – Athens
Occupation:	Solicitor

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EXECUTED as a DEED	)
by Evangelia Platsidaki	)
for and on behalf of	)	/s/ Evangelia Platsidaki
DVB BANK SE	)	Attorney-in-fact
in the presence of:	)

/s/ Albert Kromm
Witness
Name:	Albert Kromm
Address:	Norton Rose LLP
Occupation:	Trainee Solicitor

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